Exhibit 10.15

GEOMET, INC. EXECUTIVE OFFICER SEVERANCE PLAN

THIS EXECUTIVE OFFICER SEVERANCE PLAN (the “Plan”), made and executed at Houston, Texas, by GeoMet, Inc., a Delaware corporation (the “Company”), is being established by the Company to provide for the payment of severance benefits to eligible executive officers of the Company and its participating affiliates under the circumstances described below.

ARTICLE I

DEFINITIONS

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a) “Affiliate” shall mean a parent corporation or a subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, and any other person with whom the Company would be considered a single employer under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (partnerships, proprietorships, etc., under common control), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(a) “Base Pay” shall mean the annualized base rate of compensation payable by the Employer to a Covered Executive in cash, including any amount that the Covered Executive could have received in cash had he or she not elected to contribute such amount to an employee benefit plan maintained by the Employer, but excluding overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits and perquisites paid or provided by the Employer.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Corporate Change” shall mean (1) the dissolution or liquidation of the Company, (2) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation)

(collectively, a “Corporate Change Merger”), (3) the sale of all or substantially all of the assets of the Company, or (4) the occurrence of a Change in Control. Notwithstanding the foregoing, “Corporate Change” shall not include any public offering of equity of the Company pursuant to a registration that is effective under the Securities Act of 1933, as amended (the “Act”), or any private offering of equity of the Company pursuant to an exemption from the Act. A “Change in Control” shall be deemed to have occurred if (1) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction, or (2) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (1) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock, (2) any Corporate Change Merger of the Company, (3) any contested election of directors of the Company, or (4) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended. As used herein, “Common Stock” means the common stock of the Company, $0.001 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the committee composed of the individuals serving from time to time as Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, the Company’s Vice President – Administration and the Company’s Human Resources Manager (or such other committee as may be appointed by the Board to administer the Plan).

(f) “Company” shall mean GeoMet, Inc., Delaware corporation.

(g) A “Constructive Termination Event” shall be deemed to have occurred with respect to a Covered Executive if within the period beginning sixty (60) days prior to and ending one (1) year following the occurrence of the first Corporate Change to occur after the Effective Date the Employer:

(1) reduces such Covered Executive’s Base Pay or target bonus under any bonus or incentive compensation plan of the Employer from the Base Pay being paid to or the bonus being targeted for him or her immediately prior to such Corporate Change;

(2) makes a significant reduction in the level, or a significant increase in the cost to such Covered Executive, of the employee benefits (including but not limited to medical, dental, life insurance, accidental death and dismemberment, and long-term disability benefits) and perquisites being provided to or for the benefit of such Covered Executive from the level or cost applicable to him or her immediately prior to such Corporate Change;

(3) requires or requests such Covered Executive to relocate to a principal place of employment that is more than twenty-five (25) miles from the location where he or she was principally employed immediately prior to such Corporate Change; or

(4) changes the status, position or responsibilities of such Covered Executive which, in such Covered Executive’s reasonable judgment, represents a demotion from his or her status, position or responsibilities as in effect immediately prior to such Corporate Change, or assigns duties or responsibilities to such Covered Executive which, in such Covered Executive’s reasonable judgment, are inconsistent with his or her status, position or responsibilities as in effect immediately prior to such Corporate Change.

(h) “Covered Executive” shall mean the individual who on the Effective Date was employed by the Company as the Company’s Senior Vice President- Operations or the Company’s Senior Vice President-Exploration.

(i) “Effective Date” shall mean January 29, 2007.

(j) “Employer” shall include the Company and each Affiliate that adopts the Plan in accordance with the provisions of Section 4.4 of the Plan and their successors.

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l) “Involuntary Termination” shall mean any termination of a Covered Executive’s employment with the Employer which:

(1) does not result from a voluntary resignation by the Covered Executive (other than a resignation pursuant to Section 1.1(l)(2)); or

(2) results from a resignation by a Covered Executive on or before the date which is sixty (60) days after the date the Covered Executive is notified of a Constructive Termination Event applicable to him or her;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of the Covered Executive’s death, disability under circumstances entitling him or her to benefits under the Employer’s long-term disability plan, or Retirement; and provided further that if such Covered Executive continues to provide services to or with respect to the Employer (or one of its affiliates or a successor employer) following his or her termination of employment with the

Employer, the “Involuntary Termination” of such Covered Executive shall not be deemed to have occurred until such Covered Executive has incurred a “separation from service” (within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder) with respect to the Employer and its affiliates.

(m) “Payment Date” shall mean (1) with respect to a Covered Executive who is not a Specified Employee, the date that is ten (10) days after the later of the date of such Covered Executive’s Involuntary Termination or the date of the occurrence of the first Corporate Change to occur after the Effective Date, and (2) with respect to a Covered Executive who is a Specified Employee, the earlier of (i) the date that is six (6) months after the date of such Covered Executive’s Involuntary Termination, or (ii) the date that is thirty (30) days after the date of such Covered Executive’s death following his or her termination of employment with the Employer.

(n) “Retirement” shall mean a Covered Executive’s voluntary resignation on or after the date as of which he or she has attained age sixty-five (65), excluding a resignation at the request of the Employer or a resignation within sixty (60) days after such Covered Executive is notified of a Constructive Termination Event applicable to him or her.

(o) “Specified Employee” shall mean a Covered Executive who is a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations promulgated thereunder.

(p) “Termination for Cause” shall mean any termination of a Covered Executive’s employment with the Employer by reason of a finding by the Employer of acts or omissions constituting, in the Employer’s reasonable judgment, (1) a breach of duty by a Covered Executive in the course of his or her employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Employer, or moral turpitude constituting criminal felony; (2) conduct by a Covered Executive that is materially detrimental to the Employer, monetarily or otherwise, or reflects unfavorably on the Employer or such Covered Executive to such an extent that the Employer’s best interests reasonably require the termination of such Covered Executive’s employment; (3) acts or omissions of such Covered Executive materially in violation of such Covered Executive’s obligations under any written employment or other agreement between such Covered Executive and the Employer or at law; (4) a Covered Executive’s failure to comply with or enforce Employer policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (5) a Covered Executive’s repeated insubordination; (6) a Covered Executive’s failure to comply with or enforce, in any material respect, all other personnel policies of the Employer; (7) a Covered Executive’s failure to devote his or her full (or other required) working time and best efforts to the performance of his responsibilities to the Employer; or (8) a Covered Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

(q) “Week of Base Pay” shall mean the greater of (1) the Covered Executive’s Base Pay immediately prior to the date on which the Corporate Change occurs, or (2) the Covered Executive’s Base Pay immediately prior to the date of his or her Involuntary Termination, in either case divided by fifty-two (52).

(r) “Welfare Benefits” shall mean the medical and dental care benefits being provided by the Employer to its active employees from time to time.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

SEVERANCE BENEFITS

2.1 Severance Benefits. Subject to the provisions of Sections 2.3, 2.5 and 2.6 hereof, if a Covered Executive’s employment by the Employer terminates in an Involuntary Termination within the period beginning sixty (60) days prior to and ending one (1) year following the occurrence of the first Corporate Change to occur after the Effective Date, the Employer shall:

(a) pay to such Covered Executive on his or her Payment Date an amount in cash equal to seventy-eight (78) Weeks of Base Pay; and

(b) at its expense pay or reimburse such Covered Executive for the COBRA premiums paid or incurred by such Covered Executive for the Welfare Benefits COBRA continuation coverage elected by such Covered Executive pursuant to Section 601 of ERISA for himself or herself and, where applicable, his or her eligible dependents, for a period of eighteen (18) months following the end of the month during which such Involuntary Termination occurred; provided, however, that such payments or reimbursements shall terminate if the Covered Executive becomes eligible to elect coverage for medical and dental care benefits under a welfare plan of another employer, and such Covered Executive shall be obligated hereunder to promptly report such eligibility to the Employer.

The severance benefits payable under this Section 2.1 shall be subject to any required tax withholding, and shall not constitute compensation that is taken into account for the purposes of determining benefits or allocating contributions under any employee benefit plan (within the meaning of ERISA) maintained by the Employer.

2.2 Release and Full Settlement. Any provision of the Plan to the contrary notwithstanding, as a condition to the receipt of any severance benefit hereunder, a Covered Executive whose employment by the Employer terminates in an Involuntary Termination shall execute a release and indemnity, in such reasonable form as may be approved by the Committee, releasing the Board, the Committee, the Employer and the Employer’s shareholders, partners, officers, directors, employees and agents from, and indemnifying each such party against, any and all claims and causes of action of any kind or character, including but not limited to all claims or causes of action arising out of such Covered Executive’s employment with the Employer and the termination of such employment (but excluding, however, the performance of the Employer’s obligations under this Plan), and the receipt by such Covered Executive of any benefit provided hereunder shall constitute full settlement of all such claims and causes of action of such Covered Executive.

2.3 Mitigation. A Covered Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by retirement benefits or by any compensation or benefit earned by the Covered Executive as the result of employment by another employer.

2.4 Severance Pay Plan Limitation. The Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and the Department of Labor regulations promulgated thereunder. Accordingly, any provision of the Plan to the contrary notwithstanding, in no event shall any Covered Executive receive total payments under the Plan that exceed the equivalent of twice such Covered Executive’s “annual compensation” (as such term is defined in 29 CFR § 2510.3-2(b)(2)) during the year immediately preceding his or her Involuntary Termination. If total payments under the Plan to a Covered Executive would otherwise exceed the limitation in the preceding sentence, the amount payable to such Covered Executive pursuant to Section 2.1 shall be reduced in order to satisfy such limitation.

2.5 Parachute Payment Limitation. Any provision of the Plan to the contrary notwithstanding, if a Covered Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided for under Section 2.1, together with any other payments or benefits which the Covered Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided for under Section 2.1 shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments received by the Covered Executive from the Employer will be one dollar ($1.00) less than three times the Covered Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Covered Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Covered Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefits provided for under Section 2.1 is necessary shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Covered Executive. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Covered Executive’s base amount, the Covered Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

ARTICLE III

ADMINISTRATION OF PLAN

3.1 Committee’s Powers and Duties. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. The Committee shall be the Plan’s named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a) to make and apply such rules and regulations as it deems necessary or appropriate for the proper administration of the Plan;

(b) to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) to make determinations as to the right of any person to receive a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Covered Executive’s employment and the cause of such termination);

(e) to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;

(f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g) to sue or cause suit to be brought in the name of the Plan; and

(h) to obtain from the Employer and from the Covered Executives such information as is necessary for the proper administration of the Plan.

3.2 Member’s Own Participation. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.

3.3 Indemnification. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation for their services as members of the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5 Claims Procedure. A Covered Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for such benefit. A Covered Executive who is not paid a Plan benefit and who believes that he or she is entitled to such benefit, or who has been paid a Plan benefit and who believes that he or she is entitled to a greater benefit, shall file a written claim for such benefit with the Committee no later than sixty (60) days after such Covered Executive’s Payment Date. In any case in which a claim for a Plan benefit is submitted by a Covered Executive, the Committee shall furnish written notice to the claimant within sixty (60) days (or within 120 days if additional information requested by the Committee necessitates an extension of the sixty-day period), which notice shall:

(a) state the specific reason or reasons for the denial or modification;

(b) provide specific references to pertinent Plan provisions on which the denial or modification is based;

(c) provide a description of any additional material or information necessary for the Covered Executive or his or her representative to perfect the claim, and an explanation of why such material or information is necessary; and

(d) explain the Plan’s claim review procedure as contained herein.

In the event a claim for a Plan benefit is denied or modified, if the Covered Executive or his or her representative desires to have such denial or modification reviewed, he or she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Covered Executive or his or her representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review, the Committee shall, after providing a full and fair review, render its final decision in writing to the Covered Executive and his or her representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Covered Executive and his or her representative, if any, prior to the commencement of the extension period.

3.6 Mandatory Arbitration. If a Covered Executive or his or her representative is not satisfied with the decision of the Committee pursuant to the Plan’s claims review procedure, such Covered Executive or his or her representative may, within sixty (60) days of receipt of the written decision of the Committee, request by written notice to the Committee that his or her claim be submitted to arbitration pursuant to the employee benefit plan claims arbitration rules of the American Arbitration Association. Such arbitration shall be the sole and exclusive procedure available to a Covered Executive or his or her representative for review of a decision of the Committee. The Covered Executive or his or her representative and the Employer shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise. The arbitrator’s decision shall be final and legally binding on both parties. Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere. This Section shall be governed by the provisions of the Federal Arbitration Act.

ARTICLE IV.

GENERAL PROVISIONS

4.1 Funding. The benefits provided under the Plan shall be unfunded and shall be provided from the Employer’s general assets.

4.2 Cost of Plan. The entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Covered Executives.

4.3 Plan Year. The Plan shall operate on a plan year consisting of the twelve consecutive month period commencing on January 1 of each year (with a short plan year commencing on the Effective Date and ending on December 31, 2007).

4.4 Other Participating Employers. With the written consent of the Committee, any entity or organization eligible by law to participate in the Plan may adopt the Plan and become a participating Employer hereunder by executing and delivering a written instrument evidencing such adoption to the Secretary of the Company. Such written instrument shall specify the effective date of the adoption of the Plan by such adopting Employer, may incorporate specific provisions relating to the operation of the Plan which apply to the adopting Employer only, and shall become, as to such adopting Employer and its employees, a part of the Plan. Each adopting Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan as amended from time to time. The provisions of the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Covered Executive.

4.5 Amendment and Termination.

(a) Prior to a Corporate Change, the Plan may be amended or modified in any respect and may be terminated, on behalf of all Employers, by resolution adopted by the

Board; provided, however, that no such amendment, modification or termination which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Executive on the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Corporate Change occurs prior to February 1, 2008, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual (it being understood that the removal of a Covered Executive from participation in the Plan shall, for the purposes of this Section, constitute an adverse affect to the benefits or protections provided under the Plan to any Covered Executive so removed).

(b) Upon and after the occurrence of the first Corporate Change to occur after the Effective Date, the Plan may not be amended, modified or terminated in any manner which would adversely affect the benefits or protections provided under the Plan to any individual who is a Covered Executive on the date such Corporate Change occurred, and any such attempted amendment, modification or termination shall be null and void ab initio as it relates to such individual.

(c) Notwithstanding the foregoing provisions of this Section 4.5, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Covered Executives (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.5(c) shall reduce the value of the compensation or benefits that would be payable to a Covered Executive in connection with his or her Involuntary Termination following a Corporate Change without the written consent of such Covered Executive.

(d) Any provision of this Plan to the contrary notwithstanding, if no Corporate Change occurs prior to February 1, 2008, this Plan shall terminate and be null and void in its entirety on and after February 1, 2008.

4.6 No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his or her employment at any time.

4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8 Nonalienation. A Covered Executive shall have no right or ability to pledge, hypothecate, anticipate, assign or otherwise transfer any benefit or right under the Plan, except by will or the laws of descent and distribution.

4.9 Effect of Plan. The Plan is intended to supersede all oral or written policies of the Employer and all oral or written communications to Covered Executives with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date, and all such prior policies and communications shall be null and void on and after the Effective Date. The Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Covered Executives. In addition, upon the occurrence of a Corporate Change, all rights of a Covered Executive to eligibility and participation under the Plan shall vest and shall be considered a contract right enforceable against the Employer and any successors thereto, subject to the terms and conditions of the Plan.

4.10 Code Section 409A Compliance. The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code, and shall be interpreted and administered to the extent possible in accordance with such intent. Neither the Company nor any other Employer makes any guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Plan.

4.11 Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law.

IN WITNESS WHEREOF, the Plan has been executed by the Company on this 13th day of March, 2007.

GEOMET, INC.

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	President & Chief Executive Officer